                                                                    EXHIBIT 2.11



                          MANAGEMENT SERVICES AGREEMENT


                                  BY AND AMONG


                          SPECIALTY CARE NETWORK, INC.,


                  MEDICAL REHABILITATION SPECIALISTS II, P.A.,

                                       AND

                               KIRK J. MAURO, M.D.

                           DATED AS OF JANUARY 1, 1999

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

ARTICLE I.DEFINITIONS.............................................................................................1

ARTICLE II.RELATIONSHIP OF THE PARTIES............................................................................4
         2.1.  Independent Relationship...........................................................................4
         2.2.  Responsibilities of the Parties....................................................................4
         2.3.  MRS II Matters.....................................................................................4
         2.4.  Patient Referrals..................................................................................4
         2.5.  Professional Judgment..............................................................................5

ARTICLE III.MANAGEMENT AND FINANCIAL ADVISORY SERVICES TO BE PROVIDED BY SCN......................................5
         3.1.  Performance of Limited Management Functions........................................................5
         3.2.  Practice Assessment................................................................................5
         3.3.  Third-Party Payor Matters..........................................................................5
         3.4.  Malpractice Insurance..............................................................................5
         3.5.  Financial Reporting................................................................................5
         3.6.  Data/Information...................................................................................6
         3.7.  Billing and Coding Analysis........................................................................6
         3.8.  Events Excusing Performance........................................................................6
         3.9.  Compliance with Law................................................................................6


ARTICLE IV.OBLIGATIONS OF MRS II AND PHYSICIAN OWNER..............................................................6
         4.1.  Professional Services..............................................................................6
         4.2.  Employment of Physician Employees and Other Employees..............................................6
         4.3.  Professional Insurance Eligibility.................................................................6
         4.4.  Fees for Professional Services.....................................................................6
         4.5.  Events Excusing Performance........................................................................6

ARTICLE V.EXCLUSIVE ARRANGEMENTS..................................................................................7
         5.1.  Exclusive Arrangement..............................................................................7
         5.2.  Enforcement........................................................................................7
         5.3.  Modification of Covenants and Agreements...........................................................7
         5.4.  Rights of SCN......................................................................................7
         5.5.  Excluded Activities................................................................................7

ARTICLE VI.FINANCIAL ARRANGEMENTS.................................................................................8

ARTICLE VII.INTELLECTUAL PROPERTY AND RECORDS.....................................................................8
         7.1.  Ownership of SCN's Business Records and Systems....................................................8
         7.2.  Maintenance of Records.............................................................................8
         7.3.  Access to Records..................................................................................8
         7.4.  Patient Records....................................................................................8

ARTICLE VIII.INDEMNITY............................................................................................8
         8.1.  Indemnification by MRS II and the Physician Owner..................................................9
         8.2.  Indemnification by SCN.............................................................................9
         8.3.  Escrow Pending Indemnification Determination.......................................................9

ARTICLE IX.TERM, TERMINATION AND RETIREMENT...................................................................... 9
         9.1.  Term of Agreement................................................................................. 9
         9.2.  Extended Term..................................................................................... 9
         9.3.  SCN Events of Default............................................................................. 9
         9.4.  MRS II Events of Default.......................................................................... 9
         9.5.  MRS II's Remedies.................................................................................10
         9.6.  SCN's Remedies....................................................................................10

ARTICLE X.REPRESENTATIONS AND WARRANTIES OF MRS II AND PHYSICIAN OWNER...........................................10
         10.1.  Validity.........................................................................................10
         10.2.  Authority........................................................................................10

ARTICLE XI.REPRESENTATIONS AND WARRANTIES OF SCN.................................................................11
         11.1.  Organization.....................................................................................11
         11.2.  Authority........................................................................................11
         11.3.  Absence of Litigation............................................................................11

ARTICLE XII.COVENANTS OF MRS II AND PHYSICIAN OWNER..............................................................11
         12.1.  Merger, Consolidation and Other Arrangements.....................................................11
         12.2.  Necessary Authorizations/Assignment of Licenses and Permit.......................................11
         12.3.  Compliance with All Laws.........................................................................11
         12.4.  Third-Party Payor Programs.......................................................................11
         12.5.  Change in Business or Credit and Collection Policy...............................................12

ARTICLE XIII.GENERAL PROVISIONS..................................................................................12
         13.1.  Assignment.......................................................................................12
         13.2.  Whole Agreement; Modification....................................................................12
         13.3.  Notices..........................................................................................12
         13.4.  Binding on Successors............................................................................13
         13.5.  Waiver of Provisions.............................................................................13
         13.6.  Governing Law; Venue.............................................................................13
         13.7.  No Practice of Medicine..........................................................................13
         13.8.  Severability.....................................................................................13
         13.9.  Additional Documents.............................................................................13
         13.10.  Attorneys' Fees.................................................................................14
         13.11.  Time is of the Essence..........................................................................14
         13.12.  Confidentiality.................................................................................14
         13.13.  Contract Modifications for Prospective Legal Events.............................................14
         13.14.  Remedies Cumulative.............................................................................14
         13.15.  Language Construction...........................................................................14
         13.16.  No Obligation to Third Parties..................................................................14
         13.17.  Communications..................................................................................15

SCHEDULE 5.5 EXCLUDED ASSETS..................................................................................5.51

EXHIBIT 3.11 ANCILLARY SERVICES MANAGEMENT AGREEMENT.........................................................3.11-1
         EXHIBIT 6 FINANCIAL MATTERS............................................................................6-1

                          MANAGEMENT SERVICES AGREEMENT


         THIS MANAGEMENT SERVICES AGREEMENT ("Agreement") dated as of January 1, 1999, by and among SPECIALTY CARE NETWORK, INC., a Delaware corporation ("SCN"), MEDICAL REHABILITATION SPECIALISTS II, P.A., a Florida professional service corporation ("MRS II"), and KIRK J. MAURO, M.D. (the "Physician Owner"), a resident of Florida. SCN, MRS II, and the Physician Owner are sometimes referred to individually herein as a "Party" and collectively herein as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, SCN is in the business of assisting in the management of orthopaedic and musculoskeletal medical practices and providing certain support services to such practices;

         WHEREAS, MRS II and Physician Owner desire to obtain the services of SCN in performing such management and support services functions so as to assist MRS II and its Physician Owner and Physician Employees;

         WHEREAS, the Parties have entered into that certain Service Agreement effective March 1, 1997 (the "Service Agreement"); and

         WHEREAS, the Parties intend and agree to amend and restate the Service Agreement in accordance with the terms of this Agreement, and intend and agree for this Agreement to govern their relationship from January 1, 1999, forward.

         NOW, THEREFORE, for and in consideration of the premises above, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

         For the purpose of this Agreement, the following definitions shall apply:

         "Affiliate" means, with respect to any Person, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person or any Person who is a director, officer or partner of such Person or any Subsidiary of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or
(b) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

         "Agent" has the meaning set forth in SECTION 13.1.

         "Ancillary Services" means ambulatory surgery centers, imaging centers, physical therapy, rehabilitation or occupational therapy centers, orthotics centers, or any other equipment utilized in providing medical services in connection with any of the foregoing or that are ancillary to an orthopaedic and musculoskeletal medical practice.

         "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations, ordinances and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators, and shall include, without limitation, Health Care Law and any Governmental Rules and Regulations.

         "Banks" has the meaning set forth in SECTION 13.1.

         "CHAMPUS" means the Civilian Health and Medical Program of the Uniformed Services.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "DHS" means a "designated health service," as defined under 42 U.S.C. ss. 1395nn (and federal regulations promulgated thereunder).

         "Disabled" means that a Physician Owner suffers from a mental or physical condition resulting in such Physician Owner's inability to perform the essential functions of his or her job without significant risk to the health or safety of others, even with such reasonable accommodation as may be available under the circumstances, and SCN or MRS II may reasonably anticipate that such Physician Owner will remain disabled for at least two (2) years following the commencement of such disability.

         "GAAP" means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved or adopted by a significant segment of the accounting profession. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by SCN or MRS II as applicable.

         "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, board, body, agency, bureau or entity or any arbitrator with authority to bind a Party at law.

         "Governmental Rules and Regulations" means 42 U.S.C. ss. 1320a-7b, or the rules, regulations, policies, contracts or laws pertaining to any Third-Party Payor Program, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on OCOA's own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         "Health Care Law" means any and all applicable federal or state law regulating the acquisition, construction, operation, maintenance, certification or management of a health care practice, facility, provider or payor, including, without limitation, the following: 18 U.S.C. ss. 287 (relating to false, fictitious or fraudulent claims); 18 U.S.C. ss. 669 (relating to theft or embezzlement in connection with health care); 18 U.S.C. ss. 1001 et seq. (relating to fraud and false statements); 18 U.S.C. ss. 1035 (relating to false statements relating to health care matters); 18 U.S.C. ss. 1347 (relating to health care fraud); 42 U.S.C. ss. 1320a-7b(a)(1)-(5) (relating to making and causing to be made false statements or representations); 42 U.S.C. ss. 1320a-7b(d) (relating to illegal patient admittance and retention practices); 42 U.S.C. ss. 1320a-7b(e) (relating to violation of assignment terms); 42 U.S.C. ss. 1320a-7b(b) (relating to illegal remuneration); 31 U.S.C. ss. 3729 (relating to false claims); 31 U.S.C. ss. 3730(h) (relating to relief for retaliation against false claims relator); 42 U.S.C. ss. 1395nn (relating to limitation of certain physician referrals); 42 U.S.C. ss. 1320a-3 (relating to disclosure of ownership and related information); and 42 U.S.C. ss. 1320a-3(a) (relating to disclosure requirements for other providers under Part B Medicare) and any similar or analogous Florida laws.

         "Lender" means any lender to SCN that has a security interest in any of the following assets of SCN: all accounts receivable including any and all rights to payment of money or other forms of consideration of any kind (whether classified under the Uniform Commercial Code as accounts, chattel paper, general intangibles, or otherwise) for goods sold or leased or for services rendered by SCN, including, but not limited to, accounts receivable, proceeds of any letters of credit naming SCN as beneficiary, chattel paper, insurance proceeds, contract rights, notes, drafts, instruments, documents, acceptances, and all other debts, obligations and liabilities in whatever form from any other Person.

         "Management Services Fee" has the meaning set forth in EXHIBIT 6.

         "Medicaid" means any state program pursuant to which health care providers are paid or reimbursed for care given or goods afforded to indigent persons and administered pursuant to a plan approved by the Health Care Financing Administration under Title XIX of the Social Security Act.

         "Medicare" means any medical program established under Title XVIII of the Social Security Act and administered by the Health Care Financing Administration.

         "MRS II Note" has the meaning set forth in the Restructure Agreement.

         "Necessary Authorizations" means with respect to MRS II, all certificates of need, authorization, certifications, consents, approvals, permits, licenses, notices, accreditations and exemptions, filings and registrations, and reports required by Applicable Law, which are required, necessary or reasonably useful to the lawful ownership and operation of MRS II's business.

         "Non-DHS" means any health services not included in the meaning of "designated health services," as defined under 42 U.S.C. ss. 1395nn (and federal regulations promulgated thereunder).

         "Person" means an individual, corporation, partnership, association, limited liability company, limited liability partnership, joint stock company, joint venture, trust, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof including without limitation Third-Party Payors).

         "Physician Employees" means only those individuals who are doctors of medicine (including Physician Owner) and who are employed by MRS II or are otherwise under contract with MRS II to provide professional services to patients seen in the Practice Offices and are duly licensed to provide professional medical services in the state or states in which such individuals render professional services.

         "Physician Extender Employees" means physician assistants, nurse practitioners who do not provide billable services, and other such persons, but expressly excluding any Technical Employees.

         "Physician Owner" means those Physician Employees who own an interest, directly or indirectly, in the equity of MRS II, including those Persons set forth in the preface above.

         "Practice Offices" means any office location under the control of MRS II or the Physician Owner at which MRS II or the Physician Owner provide medical services or any Ancillary Services.

         "Professional Services Revenue" means all fees actually collected each month by or on behalf of MRS II, or any of the Physician Owner (as the case may be) as a result of professional medical services personally furnished to patients and other fees or income generated by Physician Employees and Technical Employees, and any revenue from the sale of any goods.

         "SCN" means Specialty Care Network, Inc., a Delaware corporation, together with its successors and assigns.

         "Service Agreement" has the meaning set forth in the recitals.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Technical Employees" means individuals who provide billable services on behalf of MRS II and are employees of MRS II.

         "Third-Party Payors" means Medicare, Medicaid, CHAMPUS, Blue Cross and/or Blue Shield, managed care plans and any other private healthcare insurance program or company as well as any future payor of a Third-Party Payor Program.

         "Third-Party Payor Programs" means Medicare, Medicaid, CHAMPUS, insurance provided by Blue Cross and/or Blue Shield, managed care plans, and any other private health care insurance programs and employee assistance programs as well as any future similar programs.


                                   ARTICLE II.

                           RELATIONSHIP OF THE PARTIES

         II.1. Independent Relationship. MRS II, Physician Owner and SCN intend to act and perform as independent contractors. The provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. Notwithstanding the authority granted to SCN herein, SCN, MRS II, and Physician Owner agree that MRS II and Physician Owner shall retain all authority to direct the medical, professional, ethical, administrative, and managerial (other than as provided by SCN under this Agreement) aspects of MRS II's and Physician Owner's medical practice. Each Party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that Party; it being understood that SCN shall provide certain services, as set forth herein, to MRS II to assist MRS II in satisfying its obligations described above.

         II.2. Responsibilities of the Parties. As more specifically set forth herein, SCN shall provide MRS II with certain limited management and financial advisory services as provided under ARTICLE III. As more specifically set forth herein, MRS II shall be responsible for day-to-day operation and management of the medical practice, including without limitation all matters related to the professional practice of medicine, medical practice patterns and documentation thereof. Notwithstanding anything herein to the contrary, no DHS shall be provided by SCN under this Agreement. SCN shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of MRS II and their patients.

         II.3. MRS II Matters. Except for the services provided by SCN pursuant to ARTICLE III, MRS II shall be solely responsible for all matters relating to MRS II, operational or otherwise.

         II.4. Patient Referrals. The Parties agree that the benefits to MRS II and Physician Owner hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by SCN to any of MRS II's patients in any facility operated by SCN.

         II.5. Professional Judgment. Each of the Parties acknowledges and agrees that the terms and conditions of this Agreement pertain to and control solely the business and financial relationship between and among the Parties and do not pertain to and do not control the professional and clinical relationship between and among MRS II, Physician Owner, Physician Employees, MRS II Employees and MRS II's patients. Nothing in this Agreement shall be construed to alter or in any way affect the legal, ethical, and professional relationship between and among MRS II, Physician Owner, Physician Employees and MRS II's patients, nor shall anything contained in this Agreement abrogate any right, privilege, or obligation arising out of or applicable to the physician-patient relationship.


                                  ARTICLE III

        MANAGEMENT AND FINANCIAL ADVISORY SERVICES TO BE PROVIDED BY SCN

         III.1. Performance of Limited Management Functions. SCN shall provide or arrange for the services set forth in this ARTICLE III. SCN is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate. MRS II will not act in a manner which would prevent SCN from carrying out its duties under this Agreement. MRS II and the Physician Owner acknowledge and agree that, except as set forth in this ARTICLE III, SCN shall not be responsible for providing any other services to MRS II or the Physician Owner, unless otherwise agreed to between or among the Parties in a separate written agreement. In connection with the foregoing sentence, SCN shall not provide any equipment, facilities, supplies or employee staffing for MRS II and shall not perform the following services: personnel evaluations, billing and collection services, computer hardware/software support, payroll services, accounts payable processing/management, on-site procurement, or other types of day-to-day practice management or assessment services. In the event that MRS II desires SCN to provide any of the foregoing services, SCN and MRS II shall contract separately for such services. In connection with the services provided by SCN under this ARTICLE III, MRS II shall give SCN a written request for specific services to be performed and direction with respect to the performance of such services. SCN shall provide, or communicate, the services to be provided under this ARTICLE III in writing (including via Internet transmission) or telephonically where appropriate; provided, however, upon thirty (30) business days written notice MRS II shall be entitled to one (1) onsite visit per calendar quarter by one (1) SCN employee at SCN's expense, with the cost and expense of any further onsite visits by any other SCN employees to be reimbursed to SCN by MRS II.

         III.2. Practice Assessment. Within one hundred-twenty (120) days following the date of this Agreement, to the extent not already provided by SCN to MRS II, and within one hundred-twenty (120) days following the third (3rd) anniversary of this Agreement (provided this Agreement shall be in effect after the third (3rd) anniversary hereof), SCN shall perform an assessment of MRS II's operations and shall provide MRS II with a written report of SCN's findings. The written report shall include the following reports: (a) financial performance review, (b) functional area assessment, (c) organizational structure review, (d) wage rate analysis, and (e) strategic plan.

         III.3. Third-Party Payor Matters. SCN shall advise MRS II with respect to marketing and Third-Party Payor and managed care matters. SCN shall provide
(a) analysis and recommendations regarding Third-Party Payor contracting and reimbursement arrangements and (b) advice regarding negotiating strategies with respect to Third-Party Payors. MRS II shall identify for SCN specific Third-Party Payor contract and reimbursement issues that will be the basis of such analysis and advice.

         III.4. Malpractice Insurance. Upon written request of MRS II, SCN, for and on behalf of MRS II, shall negotiate for the purchase of medical malpractice insurance for MRS II and its Physician Owner and Physician Employees. Upon the mutual agreement of the Parties, MRS II shall be allowed to participate in any captive malpractice insurance plan maintained by SCN from time to time.

         III.5. Financial Reporting. If MRS II currently has an electronic data interface with SCN, SCN shall provide MRS II with monthly reports on charges, receipts and adjustments and a review of MRS II's accounts receivable. Except as specifically set forth in this ARTICLE III, SCN shall not provide any other financial or accounting reporting services to MRS

II. SCN's obligations under this SECTION 3.5 are subject to and dependent upon MRS II providing accurate financial information to SCN no later than the fourth
(4th) business day of each month.

         III.6. Data/Information. SCN shall provide MRS II with access to patient demographics, clinical and financial data bases (excluding outcomes data) and information related to SCN affiliated practices' "best practices." MRS II and the Physician Owner acknowledge and agree that all of such information is subject to the provisions of ARTICLE VII and shall remain the property of SCN upon termination of this Agreement. SCN shall perform an annual benchmarking analysis of MRS II's practice data. Inclusion of MRS II's practice data in the comparative data analysis is subject to and dependent upon MRS II providing accurate financial information to SCN no later than the fourth (4th) business day of each month.

         III.7. Billing and Coding Analysis. Upon the request of MRS II, SCN shall perform an analysis of MRS II's coding and billing practices on a fiscal year basis. The purpose of this analysis will be to evaluate MRS II's compliance with Applicable Law (in particular Health Care Law) and to make recommendations with respect to coding and billing practices.

         III.8. Events Excusing Performance. SCN shall not be liable to MRS II or Physician Owner for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which SCN has no control for so long as such events continue, and for a thirty (30) day period of time thereafter.

         III.9. Compliance with Law. SCN shall comply with Applicable Law. In the event that any change in Applicable Law shall occur that necessitates modification of SCN's manner of operation, then SCN shall make such modification that may be necessary and appropriate to comply with Applicable Law.


                                   ARTICLE IV

                    OBLIGATIONS OF MRS II AND PHYSICIAN OWNER

         IV.1. Professional Services. MRS II, its Physician Owner and Physician Employees shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to MRS II's professional practice. MRS II shall use its best efforts to determine that each Physician Employee and Technical Employee associated with MRS II who provides medical care to patients of MRS II is licensed by the state or states in which he or she renders professional services.

         IV.2. Employment of Physician Employees and Other Employees. MRS II shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of Physician Employees. MRS II shall be responsible for the payment of MRS II employees' salaries and wages, payroll taxes, employee benefits and all other taxes and charges now or hereafter applicable to them.

         IV.3. Professional Insurance Eligibility. MRS II shall cooperate with SCN in the obtaining and retaining of professional liability insurance by assuring that all Physician Owner and Physician Employees are insurable and participating in an on-going risk management program.

         IV.4. Fees for Professional Services. MRS II shall be solely responsible for all costs and fees incurred by MRS II, and its employees, including without limitation Physician Owner, or any officers, directors, employees or agents of MRS II, including without limitation legal, accounting and other professional services costs and fees.

         IV.5. Events Excusing Performance. MRS II and Physician Owner shall not be liable to SCN for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which MRS II has no control for so long as such events continue, and for a reasonable period of time thereafter.

                                   ARTICLE V

                             EXCLUSIVE ARRANGEMENTS

         The Parties recognize that the services to be provided by SCN shall be feasible only if MRS II operates an active medical practice to which both MRS II and the physicians associated with MRS II devote their full time and attention. To that end:

         V.1. Exclusive Arrangement. During the term of this Agreement, SCN shall be MRS II's and Physician Owner' sole provider of the management services described in this Agreement and neither MRS II, Physician Owner nor any of MRS II's or Physician Owner' employees shall provide such management services during the term of this Agreement, and, SCN shall be the sole provider of any management of any New Ancillary Service to be provided by MRS II or any of the Physician Owner.

         V.2. Enforcement. MRS II and the Physician Owner acknowledge and agree that the covenants and agreements contained in this ARTICLE V are necessary to protect the business and goodwill of the SCN and that a breach of these covenants and agreements will result in irreparable harm and continuing damage to SCN. As a result, MRS II and the Physician Owner acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this ARTICLE V shall be inadequate, SCN shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach in addition to whatever other remedies may exist by law. All Parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of this Article V relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under Applicable Law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this
ARTICLE V. The Parties hereby agree that in the event any provision, section, or subsection of this ARTICLE V is adjudged by any court of competent jurisdiction to be void or unenforceable, in whole or part, such court shall modify and enforce any such provision, section or subsection to the extent that it believes to be reasonable under the circumstances. MRS II and the Physician Owner(s) acknowledge and agree that if MRS II and/or the Physician Owner breach the covenants and agreements contained in SECTION 5.1 and SCN is unable for any reason to obtain a restraining order from a court of competent jurisdiction within thirty (30) days after application to enjoin the breach by MRS II and/or the Physician Owner, it will be difficult to calculate the precise amount of SCN's damages. As a result, the Parties have determined that, in the event of such a breach, SCN's damages shall equal to (i) the average monthly Management Services during the twelve (12) months prior to such breach, multiplied by (ii) the number of months remaining in the term of this Agreement. In the event that this Agreement has not been in effect for twelve (12) months prior to a breach under this SECTION 5.2, the average monthly Management Service Fee shall be determined for such shorter period.

         V.3. Modification of Covenants and Agreements. SCN shall have the authority to release or reduce in whole or in part the terms of the restrictive covenants and agreements, including but not limited to the mileage radius limitations set forth above in this ARTICLE V.

         V.4. Rights of SCN. SCN shall at all times during the term of this Agreement and thereafter have the right to enter into additional service agreements with other physicians and practices regardless of where such physicians and/or practices are located providing for management services and facilities to such physicians and/or practices.

         V.5. Excluded Activities. The restrictive covenants contained in this
ARTICLE V shall not apply to or restrict Excluded Activities defined in SCHEDULE 5.5.

                                   ARTICLE VI

                             FINANCIAL ARRANGEMENTS


         [SEE EXHIBIT 6]

                                  ARTICLE VII.

                        INTELLECTUAL PROPERTY AND RECORDS

         VII.1. Ownership of SCN's Business Records and Systems. All business records, information, software and systems of SCN relating to the provision of its services under this Agreement shall remain the property of SCN and may be removed by SCN from supporting MRS II upon any termination of this Agreement; provided, however, that MRS II shall be entitled, upon reasonable written request, to access such records and make copies or extracts thereof to the extent necessary to prosecute or defend against any liabilities imposed on MRS II by any governmental authority or other Party.

         VII.2. Maintenance of Records. Except as otherwise provided in this Agreement, the Parties shall safeguard all records maintained by them pursuant to this Agreement for a period of time specified by the Policy Board from the date of the last activity recorded in such records and, prior to destruction of any such records, shall give the other Party notice of such destruction and, if the other Party so elects and applicable law so permits, shall deliver such records to the other Party in lieu of destroying them. In particular, the Parties agree, to the extent necessary to permit receipt of reimbursement for services by MRS II, to make available to the Secretary of the United States Department of Health and Human Services, the Comptroller General at the General Accounting Office, or their authorized representatives, any books, documents and records in their possession relating to the nature and extent of the costs of services hereunder for a period of four (4) years after the provision of such services. Each Party further agrees that, if it contracts with any third party to provide services that are valued in excess of $10,000, it shall require such contract party to comply with the requirements of the previous sentence. Nothing in this SECTION 7.2 constitutes the waiver of any attorney-client privilege, and neither Party shall be required hereunder to give the other Party documents if, as a result, an existing attorney-client privilege would be waived.

         VII.3. Access to Records. Each Party shall at all reasonable times during the term of this Agreement and thereafter permit the other Party to have reasonable access at reasonable times to its documents, books and records relating to this Agreement.

         VII.4. Patient Records. All patient records shall remain the property of MRS II, provided that SCN shall have the right to analyze and obtain information from such records to the extent necessary to perform the services described in ARTICLE III and subject to Applicable Law. Upon termination of this Agreement, MRS II shall retain such records, but SCN shall be entitled to retain any information it has acquired from such records; provided, however, that SCN shall take all action reasonably necessary to ensure the confidentiality of the patient records in accordance with Applicable Law and shall indemnify MRS II and any of its Physician Employees (who are deemed hereby to be third party beneficiaries for this purpose) for breach of any applicable confidentiality requirements.

                                  ARTICLE VIII.

                                    INDEMNITY

         VIII.1. Indemnification by MRS II and the Physician Owner. MRS II and the Physician Owner, jointly and severally, shall indemnify, hold harmless and defend SCN, its officers, directors and employees, from and against any direct, out-of-pocket losses, damages, claims, costs and expenses (including reasonable attorneys' fees), caused by or as a result of the performance of any negligent acts or negligent omissions by MRS II and/or MRS II's Physician Owner, agents, employees and/or subcontractors (other than SCN) during the term hereof or as a result of a breach of the representations and warranties contained in ARTICLE X of this Agreement or the breach of any covenant contained in ARTICLE XII of this Agreement.

         VIII.2. Indemnification by SCN. SCN shall indemnify, hold harmless and defend MRS II, the Physician Owner, MRS II's officers, directors and employees, from and against any direct, out-of-pocket losses, damages, claims, costs and expenses (including reasonable attorneys' fees), caused by or as a result of the performance of any negligent acts or negligent omissions by SCN and/or its shareholders, agents, employees and/or subcontractors (other than MRS II and the Physician Owner) during the term of this Agreement or as a result of a breach of the representations or warranties set forth in ARTICLE XI of this Agreement.

         VIII.3. Escrow Pending Indemnification Determination. In the event that either Party makes a claim for indemnification under this Agreement, then the claiming Party shall have the right, to the extent it is owed indemnifications, to pay amounts owed to the other Party under this Agreement into an escrow account (established pursuant to an escrow agreement to be agreed upon by the Parties) to be held by the escrow agent in an interest bearing account until a determination by either (i) the Parties, (ii) a court of proper jurisdiction or
(iii) agreed upon panel of arbitrators, has been made regarding the claiming Party's right to indemnification. In the event that the claiming Party is entitled to indemnification, then such escrowed funds shall be paid to the claiming Party in partial or complete satisfaction of such indemnification obligation. In the event the escrowed funds are insufficient to satisfy the indemnification obligation, the indemnifying Party shall nevertheless be obligated to pay the indemnified Party the full amount of such indemnification obligation. Any excess funds remaining in the escrow account after the payment of the indemnification obligation or any funds held in the escrow account if it is determined that no indemnification obligation is owed shall be paid to the nonclaiming Party.

                                   ARTICLE IX

                        TERM, TERMINATION AND RETIREMENT

         IX.1. Term of Agreement. This Agreement shall be effective as of January 1, 1999, and shall expire March 1, 2002 unless earlier terminated pursuant to the terms hereof.

         IX.2. Extended Term. The term of this Agreement shall be extended for additional terms only upon mutual written agreement of the Parties hereto, which agreement shall be made not less than one hundred eighty (180) days prior to the expiration of the then current term.

         IX.3. SCN Events of Default. SCN shall be in default under this Agreement upon the occurrence of any of the following:

         IX.3.1. In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by SCN, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by SCN, except for the filing of a petition in involuntary bankruptcy against SCN which is dismissed within thirty (30) days thereafter.

         IX.3.2. In the event that SCN shall intentionally or in bad faith violate Applicable Law resulting in a direct, continuing material adverse effect on the operations, earnings and cash flow of MRS II.

         IX.4. MRS II Events of Default. MRS II shall be in default under this Agreement upon the occurrence of any of the following:

         IX.4.1. In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by MRS II, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by MRS II, except for the filing of a petition in involuntary bankruptcy against MRS II which is dismissed within thirty (30) days thereafter.

         IX.4.2. In the event MRS II's Medicare or Medicaid Number shall be terminated or suspended as a result of the action or inaction of MRS II or a Physician Employee, and such termination or suspension shall continue for thirty
(30) days, unless MRS II shall at that time be acting in good faith (and shall provide reasonable evidence of the action being taken) to reverse such termination or suspension; provided, however, that in no event may such termination or suspension continue for more than ninety (90) days.

         IX.4.3. In the event MRS II fails to pay (i) the Management Services Fee provided for hereunder or (ii) any expenses incurred by SCN on behalf of MRS II when due, and such failure is not cured within thirty (30) days of written notice from SCN to MRS II.

         IX.5. MRS II's Remedies. Notwithstanding any other provision in this Agreement, in the event SCN is in default under this Agreement, SCN shall compensate MRS II for any actual damages suffered by MRS II as a result of such default; provided, however, that such damages shall not include speculative damages or other damages other than actual damages suffered by MRS II as a result of such default.

         IX.6. SCN's Remedies. In the event MRS II is in default under this Agreement, MRS II shall pay SCN, as liquidated damages, an amount equal to (i) the average monthly Management Services during the twelve (12) months immediately prior to such default, multiplied by (ii) the number of months remaining in the term of this Agreement. In the event that this Agreement has not been in effect for twelve (12) months prior to MRS II's default, the average monthly Management Service Fee shall be determined for such shorter period.

                                    ARTICLE X

          REPRESENTATIONS AND WARRANTIES OF MRS II AND PHYSICIAN OWNER

         MRS II and Physician Owner jointly and severally represent, warrant, covenant and agree with SCN that:

         X.1. Validity. MRS II is a Florida professional service corporation. MRS II has the full power and authority to own MRS II's property, to carry on MRS II's business as presently being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby. The Physician Owner is an adult citizen and resident of the State of Florida. The Physician Owner has the full power and authority to own his or her property, to practice medicine in the state(s) where the Practice Offices are located and where he or she is presently practicing medicine, to carry on his or her business as presently being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby.

         X.2. Authority. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding Agreement of MRS II and the Physician Owner, enforceable in accordance with its terms. MRS II and the Physician Owner have obtained all third-party consents necessary to enter into and consummate the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by MRS II or the Physician Owner with any of the provisions hereof, will (a) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any license, agreement or other instrument or obligation to which either MRS II or the Physician Owner is a Party, except for such defaults which in the aggregate do not result in a material adverse effect on the business of MRS II or the Physician Owners (taken as a whole) or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either MRS II or the Physician Owner.

                                   ARTICLE XI

                      REPRESENTATIONS AND WARRANTIES OF SCN

         SCN represents, warrants, covenants and agrees with MRS II as follows:

         XI.1. Organization. SCN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SCN has the full power to own its property, to carry on its business as presently conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

         XI.2. Authority. SCN has taken all necessary action to authorize the execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the charter or the bylaws of SCN or any indenture, mortgage, deed of trust, lien, lease, agreement, arrangement, contract, instrument, license, order, judgment or decree or result in the acceleration of any obligation thereunder to which SCN is a Party or by which it is bound.

         XI.3. Absence of Litigation. No action or proceeding by or before any court or other Governmental Authority has been instituted or is, to the best of SCN's knowledge, threatened with respect to the transactions contemplated by this Agreement.

         11.4. Transactions with Affiliates. SCN shall not enter into any transaction or series of transactions, whether or not related or in the ordinary course of business, with any affiliate of MRS II or SCN, other than on terms and conditions substantially as favorable to SCN as would be obtainable by SCN at the time in a comparable arms-length transaction with a person not an Affiliate.

                                  ARTICLE XII.

                     COVENANTS OF MRS II AND PHYSICIAN OWNER

         MRS II and the Physician Owner covenant and agree with SCN that:

         XII.1. Merger, Consolidation and Other Arrangements. In the event that MRS II incorporates with, merges into, liquidates, dissolves or is sold to another person or entity, then SCN will be entitled to retain the Management Services Fee and will no longer be obligated to provide any management services under this Agreement, however, if MRS II adds any physician partner or partners this will not affect the rights of the Parties under this Agreement.

         XII.2. Necessary Authorizations/Assignment of Licenses and Permits. MRS II and the Physician Owner shall maintain all licenses, permits, certifications, or other Necessary Authorizations (the absence of which would have a material adverse effect on MRS II) and shall not assign or transfer any interest in any license, permit, certificate or other Necessary Authorization granted to it by any Governmental Authority (the absence of which would have a material adverse effect on MRS II).

         XII.3. Transaction with Affiliates. Neither MRS II nor the Physician Owner shall enter into any transaction or series of transactions, whether or not related or in the ordinary course of business, with any affiliate of MRS II or SCN, other than on terms and conditions substantially as favorable to MRS II or the Physician Owner, as would be obtainable by MRS II or the Physician Owner at the time in a comparable arms-length transaction with a person not an Affiliate.

         12.4. Compliance with All Laws. MRS II and the Physician Owner shall comply in all material respects with any Applicable Law relating to MRS II's practice and the operation of any facility.

         12.5. Third-Party Payor Programs. MRS II shall maintain MRS II's material compliance with the requirements of all Third-Party Payor Programs in which MRS II will be participating or authorized to participate.

         12.6. Change in Business or Credit and Collection Policy. MRS II shall not make any changes in the character of MRS II's business or in the credit and collection policy, which change would, in either case, impair the collectibility of any of the accounts receivable of MRS II, and, thus, reduce the Professional Services Revenues of MRS II.

                                  ARTICLE XIII.

                               GENERAL PROVISIONS

         XIII.1. Assignment. SCN shall have the right to assign its rights hereunder to any person, firm or corporation under common control with SCN and to any lending institution from which SCN obtains financing, including but not limited to the restrictive covenant included in ARTICLE V , for security purposes or as collateral. MRS II agrees to, and acknowledges, SCN's right to assign SCN's rights under this Agreement to any Lender and further agrees that upon receipt of written notice from such Lender, MRS II shall pay to Lender or cause to be paid to Lender all amounts which are otherwise payable to SCN pursuant to the terms of this Agreement, including without limitation all Management Service Fees, until such amounts are delivered to Lender, hold payments in trust for Lender. Except as set forth above, neither SCN nor MRS II shall have the right to assign their respective rights and obligations hereunder without the written consent of the other Party. Without limiting the foregoing, MRS II acknowledges that, as collateral for certain obligations, SCN has assigned all of its rights hereunder to NationsBank of Tennessee, N.A. as Agent (the "Agent") for itself and other banks and institutional lenders from time to time (collectively the "Banks"). As an inducement for the Banks to extend or continue the extension of credit to SCN, MRS II (i) acknowledges that the collateral assignment to the Agent covers all rights of SCN hereunder, including, but not limited to, rights arising from warranties and representations made by MRS II, rights to enforce covenants made by MRS II, and rights to receive all payments due SCN; (ii) agrees to regard the Agent as the owner of any or all of the assigned rights upon written notice to MRS II of this election from the Agent; (iii) agrees that neither the Agent nor any of the Banks has any obligation for the performance of the duties of SCN hereunder, and shall not assume any such duty by the exercise of rights as a secured lender;
(iv) agrees to give the Agent written notice of any material default hereunder on SCN's part at the address of 1 NationsBank Plaza, Nashville, Tennessee 37239,
Attn: Walker Choppin, and to allow at least thirty (30) days thereafter for the cure of such default before MRS II terminates this Agreement; (v) agrees that the rights of MRS II under this Agreement are and shall be junior to any security interest that the Agent and the Banks, their successors or assigns may have at any time; (vi) agrees that the benefits of the above undertakings in favor of the Agent and Banks shall further extend to all successors and assigns of the Agent and Banks, provided that any notices given by MRS II under this Section shall be given to the Agent at the foregoing address unless MRS II has received written notice of a change thereof; and (vii) agrees that this SECTION
13.1 may not be modified, and no provision of this SECTION 13.1 may be waived, absent the written approval of the Agent.

         XIII.2. Whole Agreement; Modification. This Agreement supersedes all prior agreements between the Parties and there are no other agreements or understandings, written or oral, between the Parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both Parties to this Agreement.

         XIII.3. Notices. All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) when received if given in person, (ii) on the date of acknowledgment of receipt if sent by telex, facsimile or other wire transmission, (iii) one business day after being sent by overnight delivery service, or (iv) three days after being deposited in the United States mail, certified or registered mail, postage prepaid, addressed as follows:

       To SCN:              Specialty Care Network, Inc.
                                     44 Union Boulevard, Suite 600
                                     Lakewood, Colorado  80228
                                     Attention:  Kerry Hicks

       With a copy to:               Baker, Donelson, Bearman & Caldwell, P.C.
                                     700 North State Street, Suite 500
                                     Jackson, Mississippi 39225
                                     Attention: William S. Painter, Esq.

       To MRS II:                    Medical Rehabilitation Specialists II, P.A.
                                     3050 O'Brien Drive
                                     Tallahassee, Florida 32308
                                     Attention: Kirk J. Mauro,
                                     M.D.

       With a copy to:               Jones, Gregg, Creehan & Gerace
                                     3000 Grant Building
                                     300 Grant Street
                                     Pittsburgh, Pennsylvania 15219-2303
                                     Attention: Gregory L. Klink, Esq.

or to such other address as either Party shall notify the other. In the event that either Party gives notice of an event of default under this Agreement, as described under ARTICLE XI of this Agreement, then the Party giving such notice must state in specific detail the factual circumstance causing the event of default or justifying a determination of an event of default. In addition thereto, any notice of default shall include a written description of the actions necessary, in the opinion of the Party giving notice, to cure the default.

         XIII.4. Binding on Successors. Subject to SECTION 13.1, this Agreement shall be binding upon the Parties hereto, and their successors, assigns, heirs and beneficiaries.

         XIII.5. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the Parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         XIII.6. Governing Law; Venue. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado, in any action or proceeding for injunctive relief arising out of this Agreement. Except as set forth in SECTION 13.13 below, each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

         XIII.7. No Practice of Medicine. The Parties acknowledge that SCN is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of SCN in this Agreement should be construed or deemed by any Governmental Authority or court to constitute the practice of medicine, the performance of said act or service by SCN shall be deemed waived and unenforceable to the minimum extent required to comply with Applicable Law.

         XIII.8. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the Parties.

         XIII.9. Additional Documents. Each of the Parties hereto agrees to execute any document or documents that may be requested from time to time by any other Party to implement or complete such Party's obligations pursuant to this Agreement.

         XIII.10. Attorneys' Fees. If legal action is commenced by any Party to enforce or defend its rights under this Agreement, the prevailing Party in such action shall be entitled to recover its costs and attorneys' fees in addition to any other relief granted.

         XIII.11. Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

         XIII.12. Confidentiality. No Party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement, including, but not limited to, any information relating to the internal operations of MRS II, MRS II fees or the terms of any of the managed care contracts, without the other Party's approval; provided, however, the foregoing shall not apply to information which
(i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than the other Party or its affiliates or agents, which source was not itself bound by a confidentiality agreement; (iii) which is required to be disclosed by law or pursuant to a validly issued subpoena or to a court order (SCN shall provide MRS II with copies of any information regarding MRS II provided by SCN to any third party); or (iv) except for disclosure to its bank, underwriters or lenders, or its advisors to the extent required under this Agreement or as required in connection with reports or filings with the Securities and Exchange Commission or State Departments of Securities.

         XIII.13. Contract Modifications for Prospective Legal Events. In the event any applicable federal, state or local law or any regulation, order or policy issued under any such law is changed (or any judicial or administrative interpretation thereof is developed or changed) in a way which could reasonably be expected to have a material adverse effect on the practical realization of the benefits anticipated by one or more Parties to this agreement, the adversely affected Party or Parties shall notify the other Party or Parties in writing of such change and the effect of the change. The Parties shall enter into good faith negotiations to modify this Agreement to compensate for such change. If an agreement on a method for modifying this Agreement is not reached within thirty
(30) days of such written notice, the matter shall be submitted to a single arbitrator for arbitration in Washington, D.C. pursuant to the rules and procedures of the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration. The arbitrator shall (i) structure an amendment to this Agreement which will leave the Parties as nearly as possible in the same economic positions in which they would have been under the original terms of this Agreement, had the change in the law, regulation, order or policy (or change or development of the judicial or administrative interpretation thereof) not occurred; or (ii) if the arbitrator determines that the change is so fundamental that revision and continuation of this Agreement is not feasible, structure a termination of this Agreement that will return the Parties as nearly as possible to the economic positions in which they would have been had they not entered into this Agreement, without altering in a material way the economic obligations or benefits derived from the payment or receipt of Service Fees realized during the period this Agreement was in effect.

         XIII.14. Remedies Cumulative. Except as limited under SECTION 8.1,
SECTION 8.2, and SECTION 9.5, no remedy set forth in this Agreement or otherwise conferred upon or reserved to any Party shall be considered exclusive of any other remedy available to any Party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         XIII.15. Language Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

         XIII.16. No Obligation to Third Parties. Except as provided in SECTION 13.1, none of the obligations and duties of SCN or MRS II under this Agreement shall in any way or in any manner be deemed to create any obligation of SCN or of MRS II to, or any rights in, any person or entity not a Party to this Agreement.

         XIII.17. Communications. MRS II and SCN agree that good communication between the Parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of MRS II's practice at the Practice Offices.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

                                    SCN:

                                    SPECIALTY CARE NETWORK, INC.


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    MRS II:

                                    MEDICAL REHABILITATION SPECIALISTS II, P.A.


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    PHYSICIAN OWNER:


                                    --------------------------------------------
                                    KIRK J. MAURO, M.D.

                                  SCHEDULE 5.5

                                 EXCLUDED ASSETS


                                  See attached.



                                     5.5-1

                                    EXHIBIT 6

                                FINANCIAL MATTERS


         6.1. Management Services Fee. On the Closing Date, MRS II, or the Physician Owner (as the case may be) shall pay to SCN a Management Services Fee (the "Management Services Fee") equal to Three Hundred Ninety-Three Thousand Two Hundred Twenty-Nine and No/100 Dollars ($393,229.00) as a portion of the MRS II Note for management services to be rendered by SCN on behalf of MRS II and the Physician Owner.

         6.2. Payment of Management Services Fee. The Physician Owner acknowledges and agrees that he is a Party, individually, to this Agreement and that if MRS II fails to pay the Management Services Fee herein described, SCN shall have the right to collect said Management Services Fee from the Physician Owner. In the event that any Management Services Fees are owed by MRS II but unpaid because of a breach of this Agreement the Physician Owner, SCN agrees to look to the breaching Physician Owner, after exhausting its remedies against MRS II.

         6.3. Physician Owner Change in Practice/Group Affiliation. In the event that a Physician Owner leaves the employment of or terminates his or her affiliation with MRS II, then the terminating Physician Owner may join or establish another group/practice which has or will enter into a Management Services Agreement with SCN upon such terminating Physician Owner's affiliation with such new group/practice. In the event that (i) MRS II consents to SCN entering into the new Management Services Agreement, (ii) entering into the new Management Services Agreement will not adversely affect the operations and earnings of SCN, and (iii) the new group/practice can satisfy the representations and warranties set forth in ARTICLE X of this Agreement, then SCN will not unreasonably withhold or refrain from entering into a new Management Services Agreement with the terminating Physician Owner's new group/practice. Except as set forth herein, in the event that the Physician Owner affiliates with a new group/practice that is not a Party to a Management Services Agreement with SCN, then SCN, at its option, may terminate this Agreement solely with respect to the terminating Physician Owner. In the event that SCN does not enter into a new Management Services Agreement, then SCN shall terminate this Agreement with respect to such Physician Owner, and the terminating Physician Owner shall be obligated as described in SECTION 6.2.2.

         6.4. Death or Disability. In the event that the Physician Owner dies or becomes Disabled, then the Physician Owner shall have no continuing obligations under this Agreement.



                                      6-1